COCA-COLA ENTERPRISES INC.
(a Delaware corporation)

Senior Debt Securities

TERMS AGREEMENT

Date: August 9, 2001

TO: COCA-COLA ENTERPRISES INC.
       2500 Windy Ridge Parkway
       Atlanta, Georgia 30339

RE:   Underwriting Agreement dated August 9, 2001

SENIOR DEBT SECURITIES

Title of Senior Debt Securities:	5.375% Notes Due 2006	6.125% Notes Due 2011
Principal amount to be issued:	$450,000,000	$550,000,000
Current ratings:	A2/A	A2/A
Interest Rate:	5.375%	6.125%
Interest payment dates:	Payable on February 15 and August 15 of each year, commencing February 15, 2002	Payable on February 15 and August 15 of each year, commencing February 15, 2002
Date of maturity:	August 15, 2006	August 15, 2011
Redemption provisions:	The Senior Debt Securities may be redeemed prior to the date of maturity. See "Other Provisions" below.	The Senior Debt Securities may be redeemed prior to the date of maturity. See "Other Provisions" below.
Sinking fund requirements:	None	None
Delayed Delivery Contracts:	Not authorized	Not authorized
Fee:	.550%	.650%
Public offering price:	99.589%, plus accrued interest, if any, from August 15, 2001	99.683%, plus accrued interest, if any, from August 15, 2001

Closing date and location: August 15, 2001, at 10:00 a.m., New York City time, at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

Notice to the Underwriters pursuant to Section 11 of the Underwriting Agreement shall be given to: Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

Place of delivery of Securities: Through the facilities of The Depository Trust Company to the account of Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

Modifications to the Underwriting Agreement:

The Senior Debt Securities are being sold hereunder pursuant to the Company's registration statements on Form S-3 (No. 333-18569 and No. 333-68681), pursuant to which the Company has registered up to $2,720,575,000 aggregate principal amount of Senior Debt Securities.

Section 2: Payment for all Senior Debt Securities purchased hereunder shall be made in immediately available funds on the fourth business day (unless postponed in accordance with the provisions of Section 9) following the date of this Agreement for the account of the Company maintained at Citibank, N.A., New York, New York, account number 38488726.

Cleary, Gottlieb, Steen & Hamilton, counsel to the Underwriters, will render the opinion referred to in Section 4(b)(2) of the Underwriting Agreement.

The Senior Debt Securities will trade in The Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Senior Debt Securities will, therefore, settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

Each Underwriter listed below severally agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the principal amounts of Senior Debt Securities set forth opposite its name below:

Underwriter	5.375% Notes Due August 15, 2006	6.125% Notes Due August 15, 2011
Banc of America Securities LLC	$120,000,000	$146,666,666
Deutsche Banc Alex. Brown Inc.	$120,000,000	$146,666,666
Salomon Smith Barney Inc.	$120,000,000	$146,666,666
SunTrust Capital Markets, Inc.	$45,000,000	$55,000,000
HSBC Securities (USA) Inc.	$18,000,000	$22,000,000
ABN AMRO Incorporated	$13,500,000	$16,500,000
CIBC World Markets Corp.	$13,500,000	$16,500,000
Total	$450,000,000	$550,000,000

BANC OF AMERICA SECURITIES LLC
DEUTSCHE BANC ALEX. BROWN INC.
SALOMON SMITH BARNEY INC.
SUNTRUST CAPITAL MARKETS, INC.
HSBC SECURITIES (USA) INC.
ABN AMRO INCORPORATED
CIBC WORLD MARKETS CORP.

BY SALOMON SMITH BARNEY INC.

By  S/ GEORGE KIM

Name:  GEORGE KIM

Title:     VICE PRESIDENT

Accepted:

COCA-COLA ENTERPRISES INC.

By   S/ PATRICK J. MANNELLY

Name:  PATRICK J. MANNELLY

Title:    SENIOR VICE PRESIDENT AND
           CHIEF FINANCIAL OFFICER